Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mister Car Wash, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	3,033,734 (2)	$7.77 (3)	$23,572,113.18	$110.20 per $1,000,000	$2,597.65

Total Offering Amounts					$23,572,113.18		$2,597.65

Total Fee Offsets (4)							$0

Net Fee Due							$2,597.65

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Mister Car Wash,, Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of an additional (i) 1,500,602 shares of Common Stock that became available for issuance on January 1, 2022 and (ii) 1,533,132 shares of Common Stock that became available for issuance on January 1, 2023, in each case, under the Mister Car Wash, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) pursuant to the automatic annual increase provision thereunder.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on The New York Stock Exchange on February 24, 2023. Pursuant to the 2021 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Common Stock on (a) the first trading day of the offering period and (b) the purchase date.

(4)	The Registrant does not have any fee offsets.